Exhibit 10.1

EMPLOYMENT AGREEMENT
EMPLOYMENT AGREEMENT (the “Agreement”), dated as of July 23, 2013 and effective on August 5, 2013 (the “Effective Date”) by and between NeoStem, Inc. (the “Company”) and Douglas W. Losordo (the “Employee”, or sometimes referred to herein as “you” or “your”).
W I T N E S S E T H:
NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto hereby agree as follows:
Section 1.Employment. The Company agrees to employ the Employee, and the Employee agrees to be employed by the Company on a full-time basis, for the period commencing on the Effective Date and, subject to earlier termination pursuant to Section 6 below, continuing until the three (3) year anniversary of the Effective Date (the “Initial Term”). Effective upon the expiration of the Initial Term and of each Renewal Term (as defined below), if any, this Agreement and the Employee's employment hereunder may be extended by the Company for an additional period of one (1) year, subject to earlier termination pursuant to Section 6 below (each, a “Renewal Term”), in each case, commencing upon the expiration of the Initial Term or the then-current Renewal Term, as the case may be, but only if, at least ninety (90) calendar days prior to the expiration of the Initial Term or the then-current Renewal Term, as the case may be, the Company shall have given written notice to the Employee of the Company's intention to extend the Term (the “Extension Notice”). In the event that the Company does not provide an Extension Notice in the manner and within the time period set forth in the preceding sentence, the Term automatically shall expire at the end of the Initial Term or the then-current Renewal Term, as the case may be. As used in this Agreement, the “Term” shall refer to the period beginning on the Effective Date and ending on the effective date of the termination of this Agreement and Employee's employment hereunder (the “Termination Date”) in accordance with this Section 1 or Section 6 below. The Employee hereby represents and warrants that (a) he has the legal capacity to execute and perform this Agreement, and (b) neither the execution of this Agreement by the Employee nor the performance by the Employee of his duties hereunder violate the terms of any existing agreement or understanding (including, without limitation, any agreement pertaining to non-competition, non-solicitation or the like) to which the Employee is a party or otherwise bound.

Section 2.Position and Duties. During the Term, the Employee shall be employed as the Company's Chief Medical Officer and shall perform duties consistent with such title and such other related duties as the Company's Chief Executive Officer (“CEO”) shall reasonably request. Employee will report to the CEO. During the Term, and except for reasonable vacation periods, the Employee shall devote his full time, attention, skill and efforts to the business and affairs of the Company and its subsidiaries and affiliates pursuant to the Company's policies. Notwithstanding the foregoing, the Employee shall be permitted to continue the practice of medicine for individual patients for not to exceed four hours per week (so long as he provides his own malpractice insurance and indemnifies the Company with respect to any such work). Employee shall be based in New York or Allendale, New Jersey; however, it is understood that in this role reasonable travel within the US and abroad shall be required.

Section 3.Compensation. For all services rendered by the Employee in any capacity required hereunder during the Term, the Employee shall be compensated as follows:

(a)The Company shall pay the Employee a fixed salary at an annual rate equal to $385,000 (the “Base Salary”) in accordance with the Company's payroll practices, including the withholding of appropriate payroll taxes.

(b)The Employee shall be entitled to participate in all compensation and employee benefit plans or programs and to receive all other benefits and perquisites, which are approved by the Board of Directors of the Company (the “Board”) and are generally made available by the Company to other senior executives of the Company and to the extent permissible under the general terms and provisions of such plans or programs and in accordance with the provisions thereof. Notwithstanding any of the foregoing, nothing in this Agreement shall require the Company or any subsidiary or affiliate thereof to establish, maintain or continue any particular plan or program nor preclude the amendment, rescission or termination of any such plan or program that may be established from time to time.

(c)Upon the Effective Date of this Agreement, the Employee shall be granted an option (the “Option”) to purchase 70,000 shares (the “Option Shares”) of the Company's common stock, $.001 par value (the “Common Stock”) under and subject to the Company's 2009 Equity Compensation Plan (“2009 Equity Plan”) at an exercise price equal to the closing price of the Common Stock on the Effective Date. The Option shall vest and become exercisable subject to Employee's continued employment, vesting as follows: Options to purchase 20,000 Option Shares of Common Stock shall vest on each of the first and second anniversaries of the Effective Date and Options to purchase 30,000 Option Shares shall vest on the third anniversary of the Effective Date if Employee remains in the employ of the Company on such dates. The foregoing Option is subject in all respects to the terms and conditions of the 2009 Equity Plan and applicable law and shall be subject to a written grant agreement in the Company's standard form for all employees, setting forth the terms and conditions to which such Option grant shall be subject. All Option and Option Share issuances are subject to Employee's execution of the Company's Insider Trading Policy. In addition, Employee acknowledges that in his position, he will be an “affiliate” of the Company for purposes of U.S. securities laws and the Option Shares and any transfer of the Option Shares will be treated as such. The Option Shares will be included in the Company's registration statements on Form S-8. All share numbers herein are subject to adjustment for stock splits, stock combinations, recapitalizations and the like.

(d)Employee shall be eligible to receive an annual cash bonus of up to 25% of his Base Salary, as well as any discretionary bonuses determined by the compensation committee of the Company's Board.

(e)The Employee shall receive a signing bonus of 20,000 shares of the Company's common stock (the “Bonus Shares”). The Employee will be subject to associated taxes for such bonus. In the event the Employee resigns before the date 12 months after the Effective Date or is terminated for Cause (as defined in Section 6(a)(i) below) before the date 12 months after the Effective Date, half of the signing bonus (10,000 shares of common stock) will be returned to the Company. The stock certificates representing the Bonus Shares will bear appropriate restrictive legends. The Bonus Shares shall be delivered to Employee within 30 days after the Effective Date.

(f)     The Employee shall receive a bonus of 10,000 shares of the Company's common stock on the first, second and third anniversaries of the Effective Date if Employee remains in the employ of the Company on such dates. The Employee will be subject to associated taxes for such bonus.

Section 4.Business Expenses. The Company shall pay or reimburse the Employee for all reasonable travel (it being understood that travel shall be arranged by the Company when practicable) and other reasonable expenses incurred by the Employee in connection with the performance of his duties and obligations under this Agreement, subject to the Employee's presentation of appropriate vouchers or receipts in accordance with such policies and approval procedures as the Company may from time to time establish for employees (including but not limited to prior approval of extraordinary expenses) and to preserve any deductions for Federal income taxation purposes to which the Company may be entitled.

Section 5.Benefits; Perquisites; Expense Reimbursement. In addition to those payments and benefits set forth above or elsewhere herein, Employee shall be entitled to the following other benefits and payments:

(a)Vacation. Employee shall be entitled to four (4) weeks paid vacation per calendar year (pro rated in the event of a service year which is shorter than a calendar year), in addition to Company holidays. Any vacation time not used during a calendar year shall be treated in accordance with the Company's policies relating to unused vacation (currently forfeiture without compensation).

(b)Perquisites and Reimbursement of Expenses. Employee shall receive perquisites generally available to senior executives of the Company, including, but not limited to, payment or reimbursement for cell phone, blackberry and internet service and will be reimbursed up to $10,000 for legal fees associated with preparation of this Agreement.

(c)Relocation Expenses. Employee shall receive up to $20,000 for relocation expenses upon submitting receipts associated with the move.

(d)Supplemental Term Life Insurance. The Company will pay up to $5,000 annually for supplemental term life insurance coverage of $2,000,000.

(e)Supplemental Long-Term Disability Coverage. The Company will pay up to $3,500 for supplemental long term disability coverage.

(f)D&O Insurance. Employee shall be covered by the Directors and Officers Liability Insurance policy that generally covers the directors and offices of the Company, provided by the Company at its expense.

(g)Indemnification. Employee shall be entitled to the benefit of the indemnification provisions contained in the Company's By-Laws or Certificate of Incorporation as they may be amended from time to time, to the extent permitted by applicable law, at the time of the assertion of any liability against Employee.

Section 6.Termination of Employment.

(a)    Events of Termination. The Employee's employment hereunder may be terminated upon the occurrence of any of the following events:
(i)    Termination for Cause. The Company may terminate the Employee's employment hereunder for Cause at any time. For purposes of this Agreement, “Cause” shall mean that Employee has (A) committed gross negligence in connection with his duties as set forth herein or otherwise with respect to the business and affairs of the Company, which gross negligence has (or is materially likely to have) a material adverse effect on the business of the Company or his ability to perform his duties under this Agreement; (B) committed fraud in connection with his duties as set forth herein or otherwise with respect to the business and affairs of the Company; (C) engaged in personal dishonesty, willful misconduct, willful violation of any law, or breach of fiduciary duty with respect to the business and affairs of the Company; or (D) has been found by a court of competent jurisdiction to have committed or plead guilty to an unlawful act whether or not related to the business of the Company if the commission of such act has (or is materially likely to have) a material adverse effect either on (1) his ability to perform his duties under the Agreement or (2) the reputation and goodwill of the Company, or (E) shown chronic use of alcohol, drugs or other similar substances which affects the Employee's work performance; (F) materially breached his obligations under (1) this Agreement or (2) the Confidentiality, Non-Compete and Inventions Assignment Agreement attached hereto as Annex A (the “Covenants Agreement”) or other agreement executed by the Employee for the benefit of the Company, which material breach is not cured (if curable) within 10 days after notice thereof to Employee; or (G) made a misrepresentation in this Agreement or the Covenants Agreement that results in, or can reasonably be expected to result in, material economic harm to the Company.

(ii)    Termination without Cause. The Company may terminate the Employee's employment hereunder without Cause (other than by reason of death or Disability) at any time upon sixty (60) days prior written notice to Employee.
(iii)    Resignation for Good Reason. The Employee may voluntarily terminate his employment hereunder for Good Reason upon sixty (60) days' prior written notice to the Company. For purposes of this Agreement, “Good Reason” shall mean (A) material breach by the Company of its obligations under this Agreement; (B) Employee's position has been materially reduced or Employee has repeatedly been assigned duties that are materially inconsistent with his duties set forth herein, in each case, without Employee's consent; or (C) the Company seeks, without Employee's consent, to relocate Employee more than 150 miles from Allendale, New Jersey or New York City. Anything herein to the contrary notwithstanding, “Good Reason” shall not be deemed to occur within the meaning of clauses (A) - (C) above unless the Employee provides written notice to the Company within thirty (30) days of the initial occurrence of the event or condition constituting Good Reason stating the basis of such termination and the Company fails to cure such event or condition where cure is feasible within thirty (30) days of receipt of such notice, and the Employee's employment shall not be deemed to be terminated for Good Reason unless the Employee's voluntary termination for Good Reason occurs no more than one (1) year after the initial occurrence of the event or condition constituting Good Reason.
(iv)    Resignation without Good Reason. The Employee may voluntarily terminate his employment hereunder for any reason at any time, including for any reason that does not constitute Good Reason, upon sixty (60) days' prior written notice to the Company.
(v)    Disability. The Employee's employment hereunder shall terminate upon his Disability. For purposes of this Agreement, “Disability” shall mean the inability of the Employee to perform his duties to the Company on account of physical or mental illness or incapacity for a period of ninety (90) consecutive calendar days or one hundred eighty (180) calendar days (whether or not consecutive) during any 365-day period, as a result of a condition that is treated as a total or permanent disability under the long-term disability insurance policy of the Company that covers the Employee.
(vi)    Death. The Employee's employment hereunder shall terminate upon his death.
(vii)    Expiration of Term. As set forth in Section 1 above, the Employee's employment hereunder shall automatically terminate upon the expiration of the Term.
(b)    Resignation from Directorships, Officerships and Committees. The termination of the Employee's employment for any reason shall constitute the Employee's resignation from (i) any director, officer, employee or committee position the Employee has with the Company or any of their affiliates and (ii) all fiduciary positions the Employee holds with respect to any employee benefit plans or trusts established by the Company. The Employee agrees that this Agreement shall serve as written notice of resignation in this circumstance.

Section 7.Compensation upon Termination of Employment. All defined terms used in this Section 7 but not defined in Section 7(e) or elsewhere in this Agreement shall have the meanings ascribed to such terms in the Covenants Agreement:

(a)Resignation for Good Reason; Termination without Cause; Expiration of Term. In the event that, during the Term, the Company terminates Employee's employment other than for Cause or the Employee voluntarily terminates his employment for Good Reason or in the event that the Employee's employment terminates as a result of the expiration of the Term, the Company shall provide the Employee with the following payments and benefits:

(i)Accrued Rights. The Company shall pay the Employee a lump-sum amount, within thirty (30) days following the date of termination of the Employee's employment, equal to the sum of (A) his earned but unpaid Base Salary through the date of termination, (B) any bonus amount earned and vested but not paid for periods ending on or prior to the date of termination of the Employee's employment and (C) any unreimbursed business expenses or other amounts due to the Employee from the Company as of the date of termination (the “Accrued Rights”).

(ii)Additional Payments. If Employee executes and delivers to the Company, no later than 45 days after the date of termination, a Release (as defined in Section 7(d) below) and does not revoke the Release, then the Company shall make additional payments to Employee in the form of continuation of Employee's then-current Base Salary (the “Additional Payments”) for a period beginning on the effective date of Employee's termination and ending on the three (3) month anniversary of the effective date of Employee's termination (the “Severance Period”), payable in accordance with the Company's regular payroll practices, commencing on the first regular payroll date that occurs on or immediately after the 55th day after the date of termination of employment provided, however, the first installment payment of the Salary Continuation Payments shall include the cumulative amount of payments that would have been paid to the Employee during the period of time between the effective date of the Employee's termination and the date the Salary Continuation Payments commence had such payments commenced immediately following the effective date of the Employee's termination. The Company also may, at its sole option, elect to continue to make such Additional Payments for an additional nine (9) months following the expiration of the Severance Period (the “Extended Severance Period”). As set forth in the preceding sentence, the Company's election to continue to make the Additional Payments after the expiration of the Severance Period shall be at the Company's sole option. However, if the Company does not elect to make any such Additional Payments following the expiration of the Severance Period, or discontinues making such Additional Payments after commencing to make such payments following the expiration of the Severance Period, but prior to the end of the Extended Severance Period (in each case, other than in connection with a termination (pursuant to Section 7(e) below) of the Company's obligations following a breach by the Employee of the Release or the Covenants Agreement), then the Employee's obligations under Section 3(a) of the Covenants Agreement shall cease as of (A) if the Company does not elect to continue making any Additional Payments following the expiration of the Severance Period, the last day of the Severance Period, or (B) if the Company discontinues making such Additional Payments after commencing to make such payments following the expiration of the Severance Period, but prior to the end of the Extended Severance Period, the date as of which such Additional Payments were discontinued. For purposes of clarification, except for the termination of the Employee's obligations under Section 3(a) of the Covenants Agreement in accordance with the preceding sentence, the Employee shall have no rights or remedies under this Agreement or otherwise if the Company does not elect to make any Additional Payments following the expiration of the Severance Period or if the Company discontinues making such Additional Payments after commencing to make such payments after the expiration of the Severance Period, but prior to the end of the Extended Severance Period.

(iii)COBRA Assistance. If Employee then participates in the Company's medical and/or dental plans and Employee timely elects to continue and maintain group health plan coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), then, provided Employee executes and delivers to the Company, no later than 45 days after the date of termination the Release and does not revoke the Release, the Company will pay monthly, on the Executive's behalf, a portion of the cost of such coverage for the three (3) month period after the effective date of the termination of Employee's employment, which payments will be equal to the amount of the monthly premium for such coverage, less the amount that Employee would have been required to pay if Employee had remained an active employee of the Company (the “COBRA Assistance”); provided, however, that if and to the extent that the Company may not provide such COBRA Assistance without incurring tax penalties or violating any requirement of the law, the Company shall use its commercially reasonable best efforts to provide substantially similar assistance in an alternative manner provided that the cost of doing so does not exceed the cost that the Company would have incurred had the COBRA Assistance been provided in the manner described above or cause a violation of Section 409A (as defined in Section 19).

(iv)Option Shares. Provided that Employee executes and delivers to the Company, no later than 45 days after the date of termination, the Release and does not revoke the Release, all of Employee's Option Shares which have vested as of the termination date shall remain exercisable for 12 months following such date but not beyond the original 10 year term of the Option Shares (the “Exercise Period Extension”). Except as set forth in the preceding sentence, all Stock Options shall be treated in accordance with the 2009 Equity Plan.

(b)Resignation without Good Reason; Termination for Cause or upon Death or Disability. In the event that during the Term the Company terminates Employee's employment for Cause or the Employee voluntarily terminates his employment other than for Good Reason, or the Employee's employment is terminated on account of death or Disability, the Company shall pay the Employee and provide him with any Accrued Rights under Section 7(a)(i) hereof. All stock options shall be treated in accordance with the 2009 Equity Plan.

(c)No Further Rights; Continued Obligations under the Covenants Agreement. The Employee shall have no further rights under this Agreement or otherwise to receive any other compensation or benefits after such termination or resignation of employment under the Company's severance arrangements or otherwise, except with respect to the payments and benefits specifically provided for under this Section 7. Employee acknowledges and agrees that, on the expiration of the Term or the earlier termination of his employment for any reason or no reason (whether initiated by Employee or the Company), Employee shall continue to be bound by his obligations pursuant to the Covenants Agreement, except as otherwise expressly provided in Section 7(a)(ii) of this Agreement and therein. Employee also acknowledges that, if the Company elects to make the Additional Payments during the Extended Severance Period set forth in Section 7(a)(ii), such Additional Payments shall constitute additional consideration for Employee's covenants against solicitation and competition set forth in the Covenants Agreement during such period.
(d)Release of Claims. Notwithstanding anything contained in this Agreement to the contrary, the Company's provision of the payments and benefits under Section 7(a)(ii), 7(a)(iii) and 7(a)(iv) hereof shall be contingent in all respects upon the Employee executing (and not revoking) a general release of claims against the Company and its affiliates other than claims for payments or benefits due or which may be due hereunder, substantially in the form annexed hereto as Schedule 1 (the "Release").
(e)    Breach of Release or Covenants Agreement. Notwithstanding anything set forth in this Agreement to the contrary, in the event of a breach by the Employee of his obligations under the Covenants Agreement or the Release and in addition to any other remedies under the Covenants Agreement, the Release or at law or in equity, the Company shall have no further obligations under Section 7(a)(ii) and Section 7(a)(iii) of this Agreement. For the avoidance of doubt, if, in connection with a breach by Employee of the Release or the Covenants Agreement, the Company ceases to make the Additional Payments and/or the Company ceases to provide the COBRA Assistance, all of the Employee's obligations under the Covenants Agreement (including, without limitation, those under Section 3(a) of the Covenants Agreement) and the Release shall remain in full force and effect.
Section 8.Covenants Agreement; Corporate Policies.

(a)Covenants Agreement. The Employee acknowledges that Employee, as a condition to (and a material inducement for) the Company entering into this Agreement, is simultaneously executing the Covenants Agreement, the terms of which are incorporated herein by reference, and that the terms of the Covenants Agreement will be in full force and effect as of the Effective Date and shall survive the expiration of this Agreement or the earlier termination of Employee's employment hereunder, except as otherwise expressly provided in Section 7(a)(ii) of this Agreement and therein.
(b)Corporate Policies. The Employee acknowledges and agrees that during the Term, he will execute and be bound by the Company's various corporate policies applicable to other senior executives of the Company, including but not limited to its expense reimbursement policies.

Section 9.Withholding Taxes. The Company may directly or indirectly withhold from any payments made under this Agreement all Federal, state, city or other taxes and all other deductions as shall be required pursuant to any law or governmental regulation or ruling or pursuant to any contributory benefit plan maintained by the Company in which the Employee may participate.

Section 10.Notices. All notices, requests, demands and other communications required or permitted hereunder shall be given in writing and shall be deemed to have been duly given if delivered or mailed, postage prepaid, by certified or registered mail or by use of an independent third party commercial delivery service for same day or next day delivery and providing a signed receipt as follows:
NeoStem, Inc.
420 Lexington Avenue
Suite 350
New York, New York 10170
Attention: General Counsel
To the Employee:
737 W. Washington, Blvd. Unit 3201

Chicago, IL 60661

or to such other address as either party shall have previously specified in writing to the other. Notice by mail shall be deemed effective on the second business day after its deposit with the United States Postal Service, notice by same day courier service shall be deemed effective on the day of deposit with the delivery service and notice by next day delivery service shall be deemed effective on the day following the deposit with the delivery service.

Section 11.No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect; provided, however, that nothing in this Section 11 shall preclude the assumption of such rights by executors, administrators or other legal representatives of the Employee or his estate and their conveying any rights hereunder to the person or persons entitled thereto.

Section 12.Source of Payment. All payments provided for under this Agreement shall be paid in cash from the general funds of the Company. The Company shall not be required to establish a special or separate fund or other segregation of assets to assure such payments, and, if the Company shall make any investments to aid it in meeting its obligations hereunder, the Employee shall have no right, title or interest whatever in or to any such investments except as may otherwise be expressly provided in a separate written instrument relating to such investments. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and the Employee or any other person. To the extent that any person acquires a right to receive payments from the Company hereunder, such right, without prejudice to rights which employees may have, shall be no greater than the right of an unsecured creditor of the Company.

Section 13.Binding Agreement; No Assignment. This Agreement shall be binding upon, and shall inure to the benefit of, the Employee and the Company and their respective permitted successors, assigns, heirs, beneficiaries and representatives. This Agreement is personal to the Employee and may not be assigned by him. This Agreement may not be assigned by the Company except in connection with a sale of all or substantially all of its assets or a merger or consolidation of the Company, and the acquiring Company or entity expressly assumes this Agreement. Any attempted assignment in violation of this Section 13 shall be null and void.

Section 14.Governing Law; Consent to Jurisdiction. The validity, interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of New York. In addition, the Employee and the Company irrevocably submit to the exclusive jurisdiction of the courts of the State of New York and the United States District Court sitting in New York County for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on the Employee or the Company anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. The Employee and the Company irrevocably consent to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court.

Section 15.Entire Agreement; Amendments. This Agreement (including Annex A) embodies the entire agreement between Employee and the Company with respect to the subject matter hereof and may only be amended or otherwise modified by a writing executed by all of the parties hereto.

Section 16.Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

Section 17.Severability; Blue-Penciling. The provisions, sections and paragraphs, and the specific terms set forth therein, of this Agreement (including Annex A) are severable. If any provision, section or paragraph, or specific term contained therein, of this Agreement or the application thereof is determined by a court to be illegal, invalid or unenforceable, that provision, section, paragraph or term shall not be a part of this Agreement, and the legality, validity and enforceability of remaining provisions, sections and paragraphs, and all other terms therein, of this Agreement shall not be affected thereby. The Employee acknowledges and agrees that as to himself, the restrictive covenants contained in the Covenants Agreement (the “Restrictive Covenants”) are reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that any of such Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions. It is the desire and intent of the parties that the Restrictive Covenants will be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any Restrictive Covenant shall be adjudicated to be invalid or unenforceable, such Restrictive Covenant shall be deemed amended to the extent necessary in order that such provision be valid and enforceable, such amendment to apply only with respect to the operation of such Restrictive Covenant in the particular jurisdiction in which such adjudication is made.

Section 18.Prior Agreements. This Agreement supersedes all prior agreements and understandings (including verbal agreements) between Employee and the Company regarding the terms and conditions of Employee's employment with the Company.

Section 19. 409A Compliance.

(a)Notwithstanding anything to the contrary contained herein, if necessary to comply with the restriction in Section 409A(a)(2)(B) of the Internal Revenue Code of 1986, as amended (the “Code”) concerning payments to “specified employees,” any payment on account of the Employee's separation from service that would otherwise be due hereunder within six months after such separation shall nonetheless be delayed until the first business day of the seventh month following the Employee's date of termination and the first such payment shall include the cumulative amount of any payments that would have been paid prior to such date if not for such restriction, together with interest on such cumulative amount during the period of such restriction at a rate, per annum, equal to the applicable federal short-term rate (compounded monthly) in effect under Section 1274(d) of the Code on the date of termination. If the Employee dies during the six-month postponement period prior to the payment, the amount of the payment deferred on account of Section 409A of the Code shall be paid to the personal representative of the Employee's estate within 30 days after the date of the Employee's. For purposes of Section 7 hereof, the Employee shall be a “specified employee” for the 12-month period beginning on the first day of the fourth month following each “Identification Date” if he is a “key employee” (as defined in Section 416(i) of the Code without regard to Section 416(i)(5) thereof) of the Company at any time during the 12-month period ending on the “Identification Date.” For purposes of the foregoing, the Identification Date shall be December 31.

(b)This Agreement is intended to comply with the requirements of Section 409A of the Code and regulations promulgated thereunder (“Section 409A”). To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that no payments due under this Agreement shall be subject to an "additional tax" as defined in Section 409A(a)(1)(B) of the Code. For purposes of Section 409A, each payment made under this Agreement shall be treated as a separate payment. In no event may the Employee, directly or indirectly, designate the calendar year of payment. Notwithstanding anything contained herein to the contrary, the Employee shall not be considered to have terminated employment with the Company for purposes of Section 7 hereof unless he would be considered to have incurred a “separation from service” from the Company within the meaning of Treasury Regulation §1.409A-1(h)(1)(ii).

(c)All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Employee's lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

(d)    In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Employee by Section 409A or damages for failing to comply with Section 409A.

[Signatures follow on next page]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by their respective duly authorized officers and the Employee has signed this Agreement, all as of the first date above written but effective as of the Effective Date.

NEOSTEM, INC.

By: /s/ Robin L. Smith
Name: Robin L. Smith
Title: Chief Executive Officer

/s/ Douglas Losordo
Douglas W. Losordo

Annex A to Employment Agreement
NEOSTEM, INC.
Employee Confidentiality, Non-Compete and Inventions Assignment Agreement
I (the “Employee”) recognize that NeoStem, Inc., a Delaware corporation (the “Company”), is engaged in the business of (a) researching and developing applied cell and gene therapy projects or products to prevent or treat disease, or regenerate damaged or aged tissue, including but not limited to current initiatives with respect to conditions that include cardiovascular disease (myocardial infarction, congestive heart failure and the regeneration of heart muscle), immune disorders (type 1 diabetes, steroid resistant asthma, organ rejection) and tissue repair (wounds, osteoporosis, macular degeneration), (b) collection and storage of stem cells and (c) operating a contract development and manufacturing organization providing services to others in the manufacturing of stem cells and other cells for cell based medicine and regenerative science (the “Business”). The Business includes any additional applied gene and/or cell therapy initiatives which become a significant part of the Company's business during my employment tenure with the Company (with significance defined as any technology with which Employee has been involved while employed by NeoStem or on which NeoStem has expended more than $100,000 in research and development efforts). Any company with which the Company enters into a business relationship in furtherance of the Business is referred to as a “Business Partner.”
I understand that as part of my performance of duties as an employee of the Company (the “Engagement”), I will have access to confidential or proprietary information of the Company and the Business Partners, and I may make new contributions and inventions of value to the Company. I further understand that my Engagement creates in me a duty of trust and confidentiality to the Company with respect to any information: (1) related, applicable or useful to the business of the Company, including the Company's anticipated research and development or such activities of its Business Partners; (2) resulting from tasks performed by me for the Company; (3) resulting from the use of equipment, supplies or facilities owned, leased or contracted for by the Company; or (4) related, applicable or useful to the business of any partner, client or customer of the Company, which may be made known to me or learned by me during the period of my Engagement.
For purposes of this Agreement, the following definitions apply:
“Proprietary Information” shall mean information relating to the Business or the business of any Business Partner and generally unavailable to the public that has been created, discovered, developed or otherwise has become known to the Company or in which property rights have been assigned or otherwise conveyed to the Company or a Business Partner, which information has economic value or potential economic value to the business in which the Company is or will be engaged. Proprietary Information shall include, but not be limited to, trade secrets, processes, formulas, writings, data, know-how, negative know-how, improvements, discoveries, developments, designs, inventions, techniques, technical data, patent applications, customer and supplier lists, financial information, business plans or projections and any modifications or enhancements to any of the above.
“Inventions” shall mean all Business-related discoveries, developments, designs, improvements, inventions, formulas, software programs, processes, techniques, know-how, writings, graphics and other data, whether or not patentable or registrable under patent, copyright or similar statutes, that are related to or useful in the business or future business of the Company or its Business Partners or result from use of premises or other property owned, leased or contracted for by the Company. Without limiting the generality of the foregoing, Inventions shall also include anything related to the Business that derives actual or potential economic value from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use.
As part of the consideration for my Engagement pursuant to the terms of the employment agreement between the Company and me dated July 23, 2013 and effective as of August 5, 2013 (the “Employment Agreement”), and the base salary, stock options, stock awards, and/or other compensation and benefits to be received by me from the Company pursuant to the Employment Agreement, I hereby agree as follows:
1.Proprietary Information and Inventions. The Company, its Business Partners or their respective assigns, as the case may be, are and shall be the sole owner of all Proprietary Information and Inventions related to the Business and the sole owner of all patents, trademarks, service marks, copyrights, mask rights and other rights (collectively referred to herein as “Rights”) pertaining to any Proprietary Information or Inventions. I hereby acknowledge that all original works of authorship that are made by me (solely or jointly with others) within the scope of my Engagement and which are protectable by copyright are “works for hire” as that term is defined in the United States Copyright Act (17 USCA, Section 101). I further hereby assign to the Company, any Rights I may have or acquire in any Proprietary

Information or Inventions which arise in the course of my Engagement. I further agree to assist the Company or any person designated by it in every proper way (but at the Company's expense) to obtain and from time to time enforce Rights relating to said Proprietary Information or Inventions in any and all countries. I will execute all documents for use in applying for, obtaining and enforcing such Rights in such Proprietary Information or Inventions as the Company may desire, together with any assignments thereof to the Company or persons designated by it. My obligation to assist the Company or any person designated by it in obtaining and enforcing Rights relating to Proprietary Information or Inventions shall continue beyond the cessation of my Engagement (“Cessation of my Engagement”). In the event the Company is unable, after reasonable effort, to secure my signature on any document or documents needed to apply for or enforce any Right relating to Proprietary Information or to an Invention, whether because of my physical or mental incapacity or for any other reason whatsoever, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agents and attorneys-in-fact to act for and in my behalf and stead in the execution and filing of any such application and in furthering the application for and enforcement of Rights with the same legal force and effect as if such acts were performed by me.

2.Confidentiality. At all times, both during my Engagement after the Cessation of my Engagement, whether the cessation is voluntary or involuntary, for any reason or no reason, or by disability, I will keep in strictest confidence and trust all Proprietary Information, and I will not disclose or use or permit the use or disclosure of any Proprietary Information or Rights pertaining to Proprietary Information, or anything related thereto, without the prior written consent of the Company, except as may be necessary in the ordinary course of performing my duties for the Company or to enforce any of my rights under my Employment Agreement. I recognize that the Company has received and in the future will receive from third parties (including Business Partners) their confidential or proprietary information subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree that I owe the Company and such third parties (including Business Partners), during my Engagement and after the Cessation of my Engagement, a duty to hold all such confidential or proprietary information in the strictest confidence, and I will not disclose or use or permit the use or disclosure of any such confidential or proprietary information without the prior written consent of the Company, except as may be necessary in the ordinary course of performing my duties for the Company consistent with the Company's agreement with such third party or to enforce any of my rights under my Employment Agreement or otherwise.

3.Noncompetition and Nonsolicitation.
(a)During my Engagement, and, except as otherwise expressly provided in Section 7(a)(ii) of the Employment Agreement and in the last sentence of this Section 3(a) below, for a period of one (1) year after the Cessation of my Engagement, I will not directly or indirectly, whether alone or in concert with others or as a partner, officer, director, consultant, agent, employee or stockholder of any company or commercial enterprise, engage in any activity in the United States and Canada that the Company shall determine in good faith is in Competition with the Company concerning its work or any Business Partner's work in the Business. Further during my Engagement and for a period of one (1) year after the Cessation of my Engagement, I agree not to plan or otherwise take any preliminary steps, either alone or in concert with others to set up or reengage in any business enterprise that would be in Competition with the Company in Business; provided, however, that the foregoing shall not restrict the Employee's ability to seek other employment following the termination of his employment with the Company (whether or not the Employee is receiving or has received any Additional Payments) as long he does not actually commence such employment.

(b)For purposes of paragraph (a) only, “Competition” shall mean any involvement in any project competitive with the Business (as defined above) or the therapies being developed as part of the Business, but shall not include (i) the practice of medicine for individual patients; or (ii) employment as a physician or in administration by a clinical institution or employment as a physician or in administration by a clinical institution or employment or service in any of the following positions: (A) Board role, advisory role or management position in a division of a pharmaceutical company so long as in each case the division is not engaged in a business competitive with the Business and the Employee agrees not to consult or interact with any division of the new company that may be engaged in the Business; (B) Board role, advisory role or management position in a division of a biotechnology company so long as in each case the division is not engaged in a business competitive with the Business; (C) Board role, advisory role or management position in a division of a therapeutic or diagnostics company, so long as in each case the division is not engaged in a business competitive with the Business, as the case may be, and so long as Employee's role in any such company is not involved in any way with any such businesses during the period covered by the applicable Non-Compete. It is understood that clause (A), (B), and (C) of the preceding sentence restrict Employee from working on gene or cellular therapies, but do not restrict Employee from working on drugs or devices that do not Compete with NeoStem or its subsidiaries and affiliates.

(c)During my Engagement and for a period of two (2) years after the Cessation of my Engagement, I will not directly or indirectly, whether alone or in concert with others or as a partner, officer, director, consultant, agent, employee or stockholder of any company or commercial enterprise, either alone or in concert with others, not take any of the following actions:

(i)persuade or attempt to persuade any Business Partner, Customer, Prospective Customer or Supplier to cease doing business with the Company, or to reduce the amount of business it does with the Company;

(ii)persuade or attempt to persuade any Service Provider to cease providing services to the Company or any Business Partner; or

(iii)solicit for hire or hire for himself or for any Person any Service Provider.

(iv)The following definitions are applicable to this Section 3(a):

(A)“Customer” means any Person that purchased goods or services, or engages in a collaborative arrangement with the Company from the Company at any time within 1 year prior to the date of the solicitation prohibited by Section 3(a)(i) or (ii).
(B)“Prospective Customer” means any Person with whom the Company met or to whom the Company presented for the purpose of soliciting the Person to become a Customer of the Company within 6 months prior to the date of the solicitation prohibited by Section 3(a)(i) or (ii).

(C)“Service Provider” means any Person who is an employee or independent contractor of the Company or the Company or who was within twelve (12) months preceding the solicitation prohibited by Section 3(a)(iii) or (iv) an employee or independent contractor of the Company or the Company.

(D)“Supplier” means any Person that sold goods or services to the Company, or engages in a collaborative arrangement with the Company at any time within twelve (12) months prior to the date of the solicitation prohibited by Section 3(a)(i) or (ii).

(E)“Person” means an individual, a sole proprietorship, a corporation, a limited liability company, a partnership, an association, a trust, or other business entity, whether or not incorporated.

(d)The following shall not be deemed to breach the foregoing obligations: my ownership of stock, partnership interests or other securities of any entity not in excess of two percent (2%) of any class of such interests or securities which is publicly traded.

(e)Employee acknowledges that (i) the restrictions contained in this section are reasonable and necessary to protect the legitimate business interests of the Company, (ii) that the term of this obligation is reasonable in scope, and (iii) that this obligation is a material term, without which the Company would be unwilling to enter into an employment relationship with the Employee.

4.Delivery of Company Property and Work Product. In the event of the Cessation of my Engagement, I will deliver to the Company all biological materials, devices, records, sketches, reports, memoranda, notes, proposals, lists, correspondence, equipment, documents, photographs, photostats, negatives, undeveloped film, drawings, specifications, tape recordings or other electronic recordings, programs, data, marketing material and other materials or property of any nature belonging to the Company or its clients or customers, and I will not take with me, or allow a third party to take, any of the foregoing or any reproduction of any of the foregoing.

5.No Conflict. I represent, warrant and covenant that my performance of all the terms of this Agreement and the performance of my duties for the Company does not and will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my Engagement. I have not entered into, and I agree that I will not enter into, any agreement, either written or oral, in conflict herewith.

6.No Use of Confidential Information. I represent, warrant and covenant that I have not brought and will not bring with me to the Company or use in my Engagement any materials or documents of a former employer, or any person or entity for which I have acted as an independent contractor or consultant, that are not generally available to the public, unless I have obtained written authorization from any such former employer, person or firm for their possession and use. Without limitation of the foregoing, I will not use in my Engagement or disclose to the Company, any non-public information that I learned during any prior employment or engagement to perform services, that my prior employer or person or entity for whom or which I acted as an independent contractor, deems to be confidential or proprietary. I understand and agree that, in my service to the Company, I am not to breach any obligation of confidentiality that I have to former employers or other persons.

7.Enforcement; Equitable Relief. Employee acknowledges that any breach or threatened breach by Employee of any provision of this Agreement may result in immediate and irreparable injury to the Company, and that such injury may not be readily compensable by monetary damages. In the event of any such breach or threatened breach, Employee acknowledges that, in addition to all other remedies available at law and equity, the Company shall be entitled to seek equitable relief (including a temporary restraining order, a preliminary injunction and/or a permanent injunction), and an equitable accounting of all earnings, profits or other benefits arising from such breach and will be entitled to receive such other damages, direct or consequential, as may be appropriate. In addition, and not instead of, those rights, Employee further acknowledges that Employee shall be responsible for payment of the fees and expenses of the Company's attorneys and experts, as well as the Company's court costs, pertaining to any suit, action, or other proceeding, arising directly or indirectly out of Employee's violation or threatened violation of any of the provisions of this section. The Company shall not be required to post any bond or other security in connection with any proceeding to enforce this section.

8.Severability. If any provision of this Agreement shall be determined by any court of competent jurisdiction to be unenforceable or otherwise invalid as written, the same shall be enforced and validated to the extent permitted by law. All provisions of this Agreement are severable, and the unenforceability or invalidity of any single provision hereof shall not affect the remaining provisions.

9.Miscellaneous. This Agreement shall be governed by and construed under the laws of the State of New York applied to contracts made and performed wholly within such state. No implied waiver of any provision within this Agreement shall arise in the absence of a waiver in writing, and no waiver with respect to a specific circumstance, event or occasion shall be construed as a continuing waiver as to similar circumstances, events or occasions. This Agreement, together with the employment agreement between the Company and myself, contains the sole and entire agreement and understanding between the Company and myself with respect to the subject matter hereof and supersedes and replaces any prior agreements to the extent any such agreement is inconsistent herewith. This Agreement can be amended, modified, released or changed in whole or in part only by a written agreement executed by the Company and myself. This Agreement shall be binding upon me, my heirs, executors, assigns and administrators, and it shall inure to the benefit of the Company and each of its successors or assigns. This Agreement shall be effective as of the first day of my being retained to render services to the Company, even if such date precedes the date I sign this Agreement.

10.Thorough Understanding of Agreement. I have read all of this Agreement and understand it completely, and by my signature below I represent that this Agreement is the only statement made by or on behalf of the Company upon which I have relied in signing this Agreement.

IN WITNESS WHEREOF, I have caused this Employee Confidentiality and Inventions Assignment Agreement to be signed on the date written below.

DATED: July 23, 2013
/s/ Douglas W. Losordo
Douglas W. Losordo